EXHIBIT 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is effective the 1st day of January, 2023 (the “Effective Date”), among Private National Mortgage Acceptance Company, LLC (“PNMAC”) and PennyMac Financial Services, Inc. (“PFSI”), each having a principal place of business at 3043 Townsgate Road, Westlake Village, CA 91361, and David A. Spector (“Executive”).

RECITALS

WHEREAS, PNMAC, a wholly-owned subsidiary of PFSI, is a validly existing Delaware limited liability company duly organized under the Fifth Amended and Restated Limited Liability Company Agreement Of Private National Mortgage Acceptance Company LLC entered into as of November 1, 2018 (the “PNMAC LLC Agreement”);

WHEREAS, PFSI is a validly existing Delaware corporation duly organized under the Amended and Restated Certificate of Incorporation filed with the Securities and Exchange Commission (the “SEC”) on November 1, 2018, as amended, and the Amended and Restated Bylaws of PennyMac Financial Services, Inc. filed with the SEC on November 1, 2018, as amended;

WHEREAS, Executive currently serves as PFSI’s Chairman as well as PNMAC’s and PFSI’s Chief Executive Officer (“CEO”);

WHEREAS, PNMAC and PFSI executed an employment agreement with Executive effective December 28, 2018 (with subsequent amendments) that, by its terms, will expire on or before December 31, 2022 (the “December 2018 Employment Agreement”);

WHEREAS, PNMAC and PFSI desire to obtain the benefit of continued services of Executive and Executive desires to continue to render services to PFSI and its subsidiaries; and

WHEREAS, PNMAC, PFSI, and Executive each has determined that it would be to the advantage and best interest of PNMAC, PFSI, and Executive to enter into this Agreement to establish the terms under which Executive would continue to render services to PFSI and its subsidiaries.

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, PNMAC, PFSI, and Executive agree that the following terms and conditions shall apply to Executive’s employment:

AGREEMENT

1.            Term. PNMAC hereby agrees to employ Executive and Executive hereby accepts employment with PNMAC for the period commencing with the Effective Date and expiring on December 31, 2026 (the “Expiration Date”) unless earlier terminated in accordance with the provisions hereof (the “Term”). As used herein, the “Termination Date” shall mean the earlier of the Expiration Date or the date on which the Agreement is terminated in accordance with the terms hereof and as may be further specified in Section 7(g).

2.            Duties. Executive shall continue to be employed by PNMAC as CEO of PNMAC and shall also continue to serve as Chairman and CEO of PFSI. Executive shall report only to the board of directors of PFSI (the “Board”), and shall have general supervision, direction, and control of the business, officers, and employees of PNMAC. All officers and employees of PNMAC shall report directly or indirectly to Executive. Executive shall have full latitude to hire, discharge, discipline, promote, and compensate PNMAC officers and employees, and shall have full managerial and financial authority over PNMAC, subject to such direction and control as the Board may specify from time to time throughout the Term. The duties and title of Executive may be changed from time to time by the mutual consent of Executive, PFSI, and PNMAC without resulting in a breach or rescission of this Agreement. Notwithstanding any such change from the duties originally assigned and specified above, or hereafter assigned, the employment of Executive shall be construed as continuing under this Agreement as modified; provided, however, that any material diminution in Executive’s duties imposed by PNMAC or PFSI without Executive’s consent shall be construed as a termination of Executive Other Than for Cause as described in Section 7(d) of this Agreement.

3.            Outside Activities. During the Term of this Agreement, Executive shall devote all of Executive’s full business time, ability, and attention to the business of PNMAC and PFSI, including PFSI’s management of PennyMac Mortgage Investment Trust (PMT) through PFSI’s PNMAC Capital Management, LLC subsidiary. Notwithstanding the foregoing, however, Executive may pursue other appropriate civic, charitable, or religious activities so long as such activities do not interfere with Executive’s performance of his duties hereunder. In addition, Executive may engage in other business activities or investments during the Term provided such activities or investments do not compete with PFSI or its subsidiaries and are fully disclosed to the Board prior to the time of such activities or investments (except that investments representing less than five percent (5%) of the securities of companies that are regularly traded on a national securities exchange need not be disclosed to the Board). Executive shall also be permitted to serve on the board of directors of any non-profit entity, subject to prior full disclosure to the Board.

4.            Board Appointment. For so long as Executive is employed by PNMAC under this Agreement, Executive shall serve as a member of the Board. Executive shall fulfill all duties required of a member of the Board without any additional compensation. In the event Executive’s employment is terminated in accordance with this Agreement or Executive resigns or otherwise becomes unaffiliated with PFSI, Executive shall, and does hereby agree to, tender his written resignation from the Board effective on the date of termination, resignation, or non-affiliation.

5.             Compensation and Benefits.

(a)            Base Salary. For each Fiscal Year during the Term, PNMAC shall pay or cause to be paid as base salary to Executive an amount that will be established annually by the Board and the Compensation Committee; provided, however, that Executive’s base salary will be at least as favorable as the highest base salary paid to any other senior executive at PNMAC. Said base salary shall be payable in conformity with PNMAC’s normal payroll periods. For purposes of this Agreement, the term “Fiscal Year” shall mean the period beginning on January 1 and ending on December 31, and the term “Compensation Committee” shall mean the compensation committee of PFSI.

(b)            Bonus Compensation. During the Term, Executive shall be eligible to participate in all executive incentive programs offered by PNMAC to its employees. PNMAC shall pay to Executive for each Fiscal Year during the Term of this Agreement an annual incentive compensation award that may include both a cash incentive component and an equity incentive component that is separate from and in addition to the equity incentive compensation described in Section 5(c) below at a level determined by the Board and the Compensation Committee pursuant to an annual targeting process establishing performance targets and designating incentive compensation to be earned as a result of meeting those performance targets (the “Bonus”); provided, however, that the annual performance targets established for Executive and the Bonus to be earned as a result of meeting those targets shall each be set at levels and amounts at least as favorable to Executive as those for other senior executives at PNMAC. The Bonus shall be paid to Executive in the year following the year to which the Bonus relates at the same time that such incentive compensation is paid to other PNMAC senior executives, and no later than October 31st of such year, provided that, except as set forth in Sections 7(a), (b), and (d), Executive must be employed on December 31st of the year to which the Bonus relates to receive any portion of the Bonus.

(c)            Equity Incentive Compensation. PFSI has granted and shall continue to grant to Executive equity incentive compensation pursuant to the terms of PFSI’s 2013 Equity Incentive Plan, as amended, PFSI’s 2022 Equity Incentive Plan, and/or any other equity incentive plan adopted by PFSI (collectively, the “EIP”) in a form and amount determined by the Board and the Compensation Committee pursuant to an annual targeting process establishing performance targets and designating equity incentive compensation to be earned pursuant to this Section 5(c) as a result of meeting those performance targets; provided, however, that the annual performance targets established for Executive and the equity incentive compensation to be earned pursuant to this Section 5(c) as a result of meeting those targets shall each be set at levels and amounts at least as favorable to Executive as those for other senior executives at PNMAC. The equity incentive compensation granted to Executive pursuant to this Section 5(c) shall be granted at the same time that PNMAC grants equity incentive compensation to be earned under the EIP to its other senior executives in respect of such Fiscal Year (but in no event later than June 30 following the end of such Fiscal Year). Any equity incentive compensation granted to Executive pursuant to this Section 5(c) shall vest in accordance with the terms set forth in the EIP and the related award document; provided, however, that notwithstanding anything to the contrary contained in the EIP or any other document, any unvested equity incentive compensation granted to Executive pursuant to this Section 5(c) shall automatically and immediately vest if any of the following events occur: (i) Executive’s death; (ii) Executive’s Disability as defined in Section 7(a); (iii) the termination of Executive Other Than for Cause as described in Section 7(d) of this Agreement; or (iv) Executive’s termination of this Agreement for Good Reason as that term is defined in Section 7(d) of this Agreement (unless such termination is the result of the expiration of Executive’s Term pursuant to Section 1 above). In addition, because the equity incentive compensation granted to Executive pursuant to this Section 5(c) may be based on performance criteria that relate to events occurring after the Executive is no longer employed by PNMAC or PFSI, the performance goals established for Executive shall not be dependent in any respect on Executive’s individual performance. In the event of a sale, merger, consolidation, reorganization, restructuring, or transfer of assets of PFSI in which PFSI is not the surviving entity or in which it survives as a subsidiary of another entity (a “Transaction”), and the shares or equity securities of the surviving entity or parent thereof are publicly traded on a recognized stock exchange or over-the-counter market, the equity incentive compensation to be granted pursuant to this Section 5(c) after the date of the Transaction shall be granted in accordance herewith in the form of securities of the surviving entity or parent thereof, as applicable. To the extent that any of the terms of this Agreement governing Executive’s equity incentive compensation conflict with anything contained in the EIP or any other document, the terms of this Agreement control and supersede any such contrary provisions.

(d)            Paid Time Off. During the Term, Executive shall accrue twenty (20) days of paid time off (“PTO”) at Executive’s regular base pay rate during each Fiscal Year of the Term, prorated for partial years worked, subject to the terms of PNMAC’s employment benefit policies as they relate to senior executive officers and on terms at least as favorable as provided to other senior executives.

(e)            Medical Benefits. During the Term, PNMAC shall pay for Executive to undergo an annual comprehensive executive physical appropriate for chief executives such as Executive. In addition, Executive and Executive’s family shall be entitled to participate in PNMAC’s group medical insurance benefits, in accordance with PNMAC’s employment benefit policies as they relate to senior executive officers and their families. If Executive is terminated pursuant to Section 7(a), (b), or (d), PNMAC will reimburse Executive for any amounts paid by Executive for coverage of Executive and/or Executive’s family under PNMAC’s group health medical benefits plan pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) for as long as Executive is eligible to receive such benefits under COBRA, on the condition that Executive timely elects COBRA and provides PNMAC with proof of payment of the applicable COBRA premiums on a monthly basis; provided, however, that the reimbursement described in this Section 5(e) shall be subject to and paid only if and to the extent (1) such reimbursement is permitted by the Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Reconciliation Act of 2010, and other applicable law, and (2) Executive is not otherwise eligible or entitled to participate in group medical benefits offered by a subsequent employer. If PNMAC’s reimbursement of Executive for COBRA-related payments under this Section 5(e) is not permitted by the Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Reconciliation Act of 2010, or other applicable law, and Executive is not otherwise eligible or entitled to participate in group medical benefits offered by a subsequent employer, then PNMAC shall discontinue the COBRA-related payments provided for in this Section 5(e) and, in such case, PNMAC will pay Executive an amount equal to the amount that Executive would otherwise be entitled to receive for reimbursement of COBRA-related payments.

(f)            Tax Advice and Financial Counseling. During the Term, PNMAC shall reimburse Executive for expenses relating to tax advice and financial counseling, subject to reasonable proof of such expenses; provided, however, that such reimbursement shall not exceed fifty thousand dollars ($50,000) per year, prorated for partial years worked. Executive shall have sole discretion in selecting an appropriate tax advisor and financial counselor.

(g)            Aircraft Allowance. During the Term, PNMAC will make chartered flights available to Executive for business purposes at the CEO’s discretion.

(h)            Additional Benefits. Executive shall be entitled to participate in all programs, rights, and benefits for which Executive is otherwise entitled under any bonus plan, incentive plan, participation plan, extra compensation plan, pension plan, profit sharing plan, savings plan, life, medical, dental, other health care, disability, or other insurance plan or policy or other plan or benefit that PNMAC or PFSI may provide for senior executives or for employees of PNMAC generally, if any, in force from time to time during the Term. For the avoidance of doubt, the rights granted or afforded to Executive under any such plans shall not be less than the most favorable rights and highest amounts granted to employees of similar or lower positions with PNMAC and on terms at least as favorable, and, for the purposes of such plan, Executive shall receive credit for the entire period of his employment with PNMAC (including his employment with PNMAC prior to the execution of this Agreement). To the extent that anything contained in any such plans or programs is in conflict or inconsistent with anything stated in this Agreement, the terms of this Agreement shall control and supersede any contrary language except as prohibited by law.

6.            Business Expense Reimbursement. Executive shall be entitled to reimbursement by PNMAC for any ordinary and necessary business expenses incurred by Executive in the performance of Executive’s duties and in acting for PNMAC or PFSI during the Term, including but not limited to expenditures for chartered flights, car services, or other transportation costs associated with Executive’s business travel.

7.            Termination. During the Term, Executive’s employment may be terminated only as provided in this Section 7. Except as set forth in this Agreement, neither PNMAC nor PFSI shall have any further obligation to Executive or liability under this Agreement by way of compensation, post termination benefits or obligations or otherwise upon the Termination Date. Notwithstanding anything to the contrary in this Agreement or any other document, the termination of Executive’s employment for any reason shall not affect Executive’s ownership of Common Stock of PFSI, and shall not affect Executive’s entitlement to all benefits which have vested or which are otherwise payable in respect of periods ending prior to the termination of his employment.

(a)            Disability. In the event that Executive qualifies for permanent disability benefits under PNMAC’s long term disability plan (the “LTD Plan”), or if Executive does not participate in the LTD Plan, would have qualified for permanent disability had Executive been a participant of the LTD Plan (a “Disability”), Executive’s employment hereunder may be terminated, by written Notice of Termination (as that term is defined in Section 7(g) herein) from PNMAC to Executive. Upon termination due to Executive’s Disability under this Section 7(a), Executive shall be entitled to: (i) Executive’s base salary described in Section 5(a) and in effect as of the Termination Date, through and including the Termination Date (as that term is defined in Section 7(g) herein); (ii) if not previously paid prior to the Termination Date, Executive’s Bonus as described in Section 5(b) of this Agreement for the year prior to the Fiscal Year in which the Termination Date occurs; (iii) accrued but unused PTO through the Termination Date; (iv) reimbursement of any unreimbursed expenses incurred by Executive pursuant to Section 6 of this Agreement; (v) if not previously paid prior to the Termination Date, a prorated share of Executive’s Bonus as described in Section 5(b) for the Fiscal Year in which the Termination Date occurs, payable in accordance with such Section; and (vi) continuing medical benefits as set forth in Section 5(e) herein. In addition, in the event Executive’s employment is terminated pursuant to this Section 7(a), any Award (as that term is defined in the EIP) granted to Executive pursuant to the EIP shall become immediately and fully vested, and any outstanding stock option will not expire until the tenth anniversary of the grant date. The determination of Disability shall be made only after sixty (60) days’ notice to Executive and only if Executive is not able to perform his duties with or without reasonable accommodation prior to the expiration of the sixty (60) day notice period.

(b)            Death. In the event that Executive dies during the Term of this Agreement, this Agreement shall automatically terminate on the date of Executive’s death. Upon termination due to Executive’s death pursuant to this Section 7(b), Executive’s estate shall be entitled to: (i) continuing payment of Executive’s base salary described in Section 5(a) and as of the Termination Date through the Termination Date and for a period of six (6) months following the Termination Date; (ii) if not previously paid prior to the Termination Date, Executive’s Bonus as described in Section 5(b) of this Agreement for the year prior to the Fiscal Year in which the Termination Date occurs; (iii) accrued but unused PTO through the Termination Date; (iv) reimbursement of any unreimbursed expenses incurred by Executive pursuant to Section 6 of this Agreement; (v) if not previously paid prior to the Termination Date, a prorated share of Executive’s Bonus as described in Section 5(b) for the Fiscal Year in which the Termination Date occurs, payable in accordance with such Section; and (vi) continuing medical benefits as set forth in Section 5(e) herein. In addition, in the event of Executive’s death, any Award (as that term is defined in the EIP) granted to Executive pursuant to the EIP shall become immediately and fully vested, and any outstanding stock option will not expire until the tenth anniversary of the grant date.

(c)            Termination for Cause. PNMAC or PFSI may terminate Executive’s employment or services under this Agreement for “Cause” by written Notice of Termination. A termination for Cause is a termination by reason of: (i) a material breach of this Agreement (other than as a result of incapacity due to death or Disability) which is committed by Executive in bad faith and which is not remedied within thirty (30) days of Executive’s receipt of a notice to cure such breach; (ii) Executive’s conviction by a court of competent jurisdiction of a felony involving dishonesty or moral turpitude; provided, however, that any convictions solely on the basis of vicarious liability shall not give PNMAC or PFSI the right to terminate Executive for Cause; (iii) entry of an order duly issued by any federal or state regulatory agency having jurisdiction of the matter removing Executive from office of PFSI or any of its subsidiaries or permanently prohibiting him from participating in the conduct of the affairs of PFSI or any of its subsidiaries; or (iv) proven acts of fraud or willful misconduct committed by Executive in connection with the performance of his duties under Section 2 of this Agreement which result in material injury to PFSI or any of its subsidiaries. In the event of a termination for Cause pursuant to this Section 7(c), Executive shall be entitled to receive (a) his base salary for the entire period up to and including the date of Executive’s termination for Cause; (b) accrued but unused PTO through the Termination Date; and (c) reimbursement of any unreimbursed expenses incurred by Executive pursuant to Section 6 of this Agreement. If Executive is convicted of a felony involving dishonesty or moral turpitude or removed from office and/or prohibited from participating in the conduct of the affairs of PFSI or any of its subsidiaries by any federal or state regulatory agency having jurisdiction of the matter, and if the charges resulting in such removal or prohibition are ultimately dismissed or if a final judgment on the merits of such charges is issued in favor of Executive, or if the felony conviction is overturned on appeal, then Executive’s termination shall be treated as a Termination Other Than for Cause pursuant to Section 7(d).

(d)            Termination Other Than for Cause. PNMAC or PFSI may terminate Executive’s employment other than for Cause (including the expiration of Executive’s Term pursuant to Section 1 above) or Executive may terminate his employment for Good Reason as that term is defined in this Section 7(d). If Executive’s employment terminates pursuant to this Section 7(d), then Executive shall be entitled to (i) Executive’s base salary in effect as of the Termination Date through and including the Termination Date (as that term is defined in Section 7(g) herein); (ii) if not previously paid prior to the Termination Date, Executive’s Bonus as described in Section 5(b) of this Agreement for the year prior to the Fiscal Year in which the Termination Date occurs; (iii)  accrued but unused PTO through the Termination Date; (iv) reimbursement of any unreimbursed expenses incurred by Executive pursuant to Section 6 of this Agreement; (v) a prorated share of Executive’s Bonus as described in Section 5(b) for the Fiscal Year in which the Termination Date occurs, payable in accordance with such Section; and (vi) continuing medical benefits as set forth in Section 5(e) herein; (vii) an amount equal to two and one-half years of Executive’s base salary (as described in Section 5(a) above) as of the Termination Date, payable in twenty-four monthly installments beginning on the first day of the first full month following the month in which the Termination Date occurs; and (viii) an amount equal to two and one-half years of Executive’s Bonus as described in Section 5(b) above (as calculated based on the average Bonus Executive received in the most recent two years in which Executive received a Bonus). In addition, in the event Executive’s employment is terminated pursuant to this Section 7(d) (unless such termination is the result of the expiration of Executive’s Term pursuant to Section 1 above), any Award (as that term is defined in the EIP) granted to Executive pursuant to the EIP, shall become immediately and fully vested. If such termination is the result of the expiration of Executive’s Term pursuant to Section 1 above, the Retirement (as defined in the related award document) of the Executive shall be deemed to have occurred. In the event of such deemed Retirement, any such Awards shall continue to vest, if applicable, in accordance with their terms, and the Termination Date of this Agreement shall be deemed to be the Retirement Date as defined in the related award document. Notwithstanding the foregoing, if the related award document does not contain any reference to Retirement or a Retirement Date, then the affected Awards shall become immediately and fully vested.

For purposes of this Agreement, Executive will have “Good Reason” to terminate this Agreement if PFSI (or any resulting or surviving entity in the event of a Transaction as defined in Section 5(c) of this Agreement) or PNMAC (1) materially breaches this Agreement; (2) requires Executive to report to anyone other than the Board; (3) requires that Executive be based anywhere more than fifteen (15) miles from the office where Executive is located as of the Effective Date; (4) takes any other action which results in a material diminution or adverse change in Executive’s status, title, position, compensation, or responsibilities as set forth herein, other than an insubstantial action not taken in bad faith and remedied promptly after receipt of notice by Executive; or (5) fails to indemnify and advance all expenses to Executive in response to a proper request for indemnity and advancement by Executive; provided, however, that Executive’s resignation for Good Reason will only be effective if Executive provides written notice to PNMAC or PFSI of the events constituting the Good Reason within ninety (90) days after the occurrence of any such event, and PNMAC or PFSI does not cure said events within thirty (30) days after receipt of the notice.

(e)            Termination Following a Change of Control. This Agreement and Executive’s employment shall not automatically terminate upon a “Change of Control” as that term is defined in the EIP. In the event of a Change of Control, PNMAC and PFSI shall take all actions necessary to ensure that the surviving or resulting entity, if other than PNMAC or PFSI, is bound by and shall have the benefit of the provisions of this Agreement. However, in the event there is a Change of Control and Executive’s employment or service to PFSI or its affiliates (or any successors thereto) is terminated as a result of or in connection with such Change of Control, Executive shall be entitled to all of the rights and benefits Executive would be entitled to if his employment were terminated other than for Cause as described in Section 7(d) above, including, without limitation, that any award (as that term is defined in the EIP) granted to Executive pursuant to the EIP shall become immediately and fully vested.

(f)             Voluntary Resignation. Except as provided in Section 7(d), in the event that Executive resigns voluntarily during the Term of this Agreement, Executive shall be entitled to receive (a) his base salary for the entire period up to and including the date of Executive’s Termination Date; (b) accrued but unused PTO through the Termination Date; and (c) reimbursement of any unreimbursed expenses incurred by Executive pursuant to Section 6 of this Agreement.

(g)            Notice of Termination. Any purported termination by PNMAC or by Executive shall be communicated by a written notice of termination (the “Notice of Termination”) to the other party hereto which indicates the specific termination provision in this Agreement, if any, relied upon and which sets forth in reasonable detail the facts and circumstances, if any, claimed to provide a basis for termination of Executive’s employment under the provision so indicated. For purposes of this Agreement, and except as expressly provided otherwise herein, no such purported termination shall be effective without such Notice of Termination. To the extent the Agreement is terminated prior to the Expiration Date, the “Termination Date” shall be the date specified in the Notice of Termination, which shall be not less than thirty (30) and not more than sixty (60) days from the date of the Notice of Termination.

(h)            Consulting. Upon (i) expiration of the Term pursuant to Section 1 herein, Executive shall serve as a consultant to PNMAC and PFSI (or in the event of a Transaction, to the surviving entity or parent) for an eighteen-month period commencing on the Termination Date (the “Consulting Period”); provided, however, that if Executive remains employed with PNMAC following the expiration of the Term pursuant to Section 1 herein, then the Consulting Period shall commence on the first day after Executive ceases to be employed by PNMAC. During the Consulting Period, Executive shall make himself available for consulting services concerning PFSI’s (or its successor’s) general operations if and as may be reasonably requested by PFSI provided that (a) the consulting services shall be rendered at such location(s) as may be mutually agreed upon by Executive and PFSI and (b) the nature of and time required for the consulting services do not interfere with Executive’s personal and professional activities. The consulting services shall be of an advisory nature and, in his role as a consultant, Executive shall have no power to bind PFSI. In consideration for the consulting services described in this Section 7(h), PNMAC shall pay to Executive a consulting fee of Two Million Dollars ($2,000,000), payable in eighteen monthly installments of Seventy-Five Thousand Dollars ($75,000) during the Consulting Period with a final payment of the remaining Six Hundred Fifty Thousand Dollars ($650,000) upon the completion of such Consulting Period; provided, however, that the consulting relationship shall automatically terminate, and Executive shall not be entitled to continue receiving monthly payments under this Section 7(h), if he, directly or indirectly, engages in, provides services to, works for, consults with, owns, invests in, or operates any business that competes with the business of PFSI (or in the event of a Transaction, of the surviving entity or parent). PNMAC or PFSI shall provide Executive written notice if it contends Executive has breached any provision in this Section 7(h), and Executive shall have thirty (30) days following receipt of such notice to cure any alleged breach. In the event that Executive is appointed to the Board during the Consulting Period, Executive’s director fees will be offset by any consulting fees Executive receives; provided, however, that Executive will receive full payment of director fees for any Board service that occurs following the end of the Consulting Period.

(i)            Disputes. In consideration of PNMAC and PFSI employing Executive, and the salary and benefits provided under this Agreement, Executive, PNMAC and PFSI agree that all claims arising out of or relating to this Agreement or the breach thereof, or Executive’s employment, including its termination, and/or the enforceability and validity of the arbitration agreement set forth in this Agreement, shall be resolved by binding arbitration pursuant to Section 12(e) below. This Agreement expressly does not prohibit either party from filing an application for a provisional remedy to prevent actual or threatened irreparable harm in accordance with California law.

(j)            409A. Notwithstanding any provision to the contrary in this Agreement, no payment or distribution under this Agreement which constitutes an item of deferred compensation under Section 409A of the Code and becomes payable by reason of Executive’s termination of employment with PNMAC will be made to Executive unless Executive’s termination of employment constitutes a “separation from service” (as such term is defined in Treasury Regulations issued under Section 409A of the Code). In addition, no such payment or distribution will be made to Executive prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of Executive’s “separation from service” (as such term is defined in Treasury Regulations issued under Section 409A of the Code) or (ii) the date of Executive’s death, if Executive is deemed at the time of such separation from service to be a “key employee” within the meaning of that term under Section 416(i) of the Code and to the extent such delayed commencement is otherwise required in order to avoid a prohibited distribution under Section 409A(a)(2) of the Code. All payments and benefits which had been delayed pursuant to the immediately preceding sentence shall be paid to Executive in a lump sum upon expiration of such six-month period (or if earlier upon Executive’s death). It is intended that this Agreement shall comply with the provisions of Section 409A of the Code and the Treasury Regulations relating thereto so as not to subject Executive to the payment of additional taxes and interest under Section 409A of the Code. In furtherance of this intent, this Agreement shall be interpreted, operated, and administered in a manner consistent with these intentions. Notwithstanding the foregoing, Executive remains responsible for any taxes assessed against Executive under Section 409A.

(k)  Excise Tax. In the event that any payment or benefit received or to be received by Executive pursuant to this Agreement would be subject (in whole or part) to the excise tax (the “Excise Tax”) imposed under Section 4999 of the Code (all such payments and benefits being hereinafter referred to as the “Total Payments”), then the Total Payments shall be reduced to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if (i) the net amount of such Total Payments, as so reduced (after subtracting the amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (ii) the net amount of such Total Payments without such reduction (after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments). The Total Payments shall be reduced in the following order: (A) reduction of any cash severance payments otherwise payable to Executive that are exempt from Section 409A of the Code, (B) reduction of any other cash payments or benefits otherwise payable to Executive that are exempt from Section 409A of the Code, but excluding any payment attributable to the acceleration of vesting or payment with respect to any equity award with respect to PFSI’s common stock that is exempt from Section 409A of the Code, (C) reduction of any other payments or benefits otherwise payable to Executive on a pro-rata basis or such other manner that complies with Section 409A of the Code, but excluding any payment attributable to the acceleration of vesting and payment with respect to any equity award with respect to PFSI’s common stock that is exempt from Section 409A of the Code, and (D) reduction of any payments attributable to the acceleration of vesting or payment with respect to any equity award with respect to PFSI’s common stock that is exempt from Section 409A of the Code. The foregoing reductions shall be made in a manner that results in the maximum economic benefit to Executive and, to the extent economically equivalent, in a pro rata manner.

8.            Indemnity, Advancement and Insurance. To the fullest extent permitted by applicable law, the PNMAC LLC Agreement, or any indemnity agreements entered into from time to time between PNMAC or PFSI and Executive, PNMAC or PFSI, as applicable, (or in the event of a Change of Control as described in Section 7(e), the surviving or resulting entity or transferee) shall indemnify Executive and hold him harmless for any acts or decisions made by him in good faith while performing services for PNMAC and/or PFSI, and shall advance to Executive all fees and costs associated with the defense of any action or proceeding for which Executive has tendered an appropriate indemnification demand. PNMAC further agrees that it will provide Executive with appropriate “directors’ and officers’ insurance” coverage (as described in Section 6.4 of the PNMAC LLC Agreement) in each case in connection with the performance of his duties under this Agreement, but Executive’s right to indemnity and advancement pursuant to this Section shall not be dependent or contingent upon the availability of insurance coverage.

9.            Reimbursement for Legal Fees. Upon submission of appropriate invoices by Executive’s counsel, PNMAC shall pay all reasonable legal fees and expenses incurred by Executive in connection with the preparation and negotiation of this Agreement.

10.            No Obligation to Mitigate. Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise and, except as otherwise expressly provided under this Agreement, no payment hereunder shall be offset or reduced by the amount of any compensation or benefits provided to Executive in any subsequent employment or business venture.

11.            Non-Solicitation. During the Term of this Agreement, and for eighteen (18) months following the Termination Date, Executive shall not, directly or indirectly, either for or on behalf of himself or any other person or entity, solicit or induce or attempt to solicit or induce any employee, consultant, independent contractor, agent, or representative of PFSI, or any parent, subsidiary, or affiliate thereof, to discontinue employment or engagement with PFSI or any parent, subsidiary, or affiliate thereof; or otherwise interfere or attempt to interfere with the relationship between PFSI, or any parent, subsidiary, or affiliate thereof, and their employees, consultants, independent contractors, agents, or representatives.

12.            Miscellaneous.

(a)            Succession; Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective executors, administrators, successors, and assigns. The parties agree that the obligations and duties of Executive are personal and are not assignable.

(b)            Notice. Any notice, request, demand, or other communication required or permitted hereunder shall be deemed to be properly given when personally served in writing or by facsimile, when deposited in the United States mail, postage prepaid, or when communicated to a public telegraph company for transmittal, addressed to the party at the address appearing at the beginning of this Agreement. Either party may change its address by written notice in accordance with this Section 12(b).

(c)            Entire Agreement; Modification. Except as otherwise provided herein, this Agreement contains the entire agreement of the parties with respect to the subject matter herein, and supersedes any and all other prior or contemporaneous agreements, either oral or in writing, between the parties hereto with respect to the employment of Executive by PNMAC. This Agreement may not be modified or amended by oral agreement, but only by an agreement in writing executed by PNMAC, PFSI, and Executive.

(d)            Waiver. Any waiver of a breach of any provision hereof shall not operate as or be construed as a waiver of any subsequent breach of the same provision or any other provision of this Agreement.

(e)            Governing Law, Venue Selection, and Arbitration. This Agreement is to be governed by and construed in accordance with the laws of the State of California without regard to its choice of law provisions. The parties hereto agree that this Agreement was negotiated and executed in California. Any controversy, dispute, or claim arising out of or relating to this Agreement, the breach thereof, Executive’s employment, including the termination thereof, and/or the enforceability or validity of this arbitration agreement, shall first be settled through good faith negotiation. If the dispute cannot be settled through negotiation, the parties agree to binding arbitration administered by JAMS pursuant to its Employment Arbitration Rules & Procedures and subject to JAMS Policy on Employment Arbitration Minimum Standards of Procedural Fairness. Executive acknowledges that he has been provided a copy of the JAMS rules contemporaneously herewith. The parties agree that any such arbitration will be heard in Los Angeles, California, and that judgment on any arbitration award may be entered in any court having jurisdiction. PNMAC shall pay the arbitration administrative costs and the arbitrator’s fees in accordance with California law and the JAMS rules. Each party will bear its/his own attorneys’ fees and legal costs; provided, however, that (i) if any party prevails on a statutory claim which affords the prevailing party attorneys’ fees or legal costs, the arbitrator may award reasonable attorneys’ fees and/or legal costs to the prevailing party to the extent permitted by applicable law, or (ii) if any party prevails on a non-statutory claim, the arbitrator shall award reasonable attorneys’ fees and/or legal costs to the prevailing party to the extent permitted by applicable law. The parties agree to file any demand for arbitration within the time limit established by the applicable statute of limitations for the asserted claims. Failure to demand arbitration within the prescribed time period shall result in waiver of said claims. EXECUTIVE UNDERSTANDS AND AGREES THAT HE IS WAIVING HIS RIGHTS TO BRING SUCH CLAIMS TO COURT, INCLUDING THE RIGHT TO A JURY TRIAL.

(f)            Acknowledgment of Past Performance and Mutual Releases. This Agreement supersedes the December 2018 Employment Agreement as of the Effective Date. The parties hereby agree and acknowledge that Executive, PNMAC, and PFSI have met all of their respective performance obligations under the December 2018 Employment Agreement, and that, upon the Effective Date of this Agreement, Executive, PNMAC, and PFSI will not have any remaining obligations or liabilities in connection with the December 2018 Employment Agreement. It is the intention of Executive, PNMAC, and PFSI that this Agreement shall be effective as a full and complete release of any claims they (or their successors or assigns) may have in connection with the December 2018 Employment Agreement. In furtherance of this intention, Executive, PNMAC, and PFSI each acknowledge and agree to waive any rights or benefits they may have under Section 1542 of the California Civil Code, which reads as follows: “A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.” Executive and PFSI each covenant not to bring any lawsuit related to or arising out of the December 2018 Employment Agreement.

(g)            Confidential Information. Executive agrees that he will not use, divulge or otherwise disclose, directly or indirectly, any trade secret, business process, or other confidential information concerning the business or policies of PFSI or any of its subsidiaries which Executive may have learned, obtained, accessed, or developed during the course of his employment with PNMAC, including prior to the Effective Date of this Agreement, except to the extent such use or disclosure is: (i) necessary or appropriate to the performance of this Agreement and in furtherance of the best interests of PFSI and its subsidiaries; (ii) required by applicable law; (iii) lawfully obtainable from other sources; or (iv) authorized by PNMAC or PFSI. The provisions of this subsection shall survive the expiration or termination of this Agreement for any reason.

(h)            Severability. Should any provision of this Agreement for any reason be declared invalid, void, or unenforceable by a court of competent jurisdiction, the validity and binding effect of any remaining provisions shall not be affected, and the remaining provisions of this Agreement shall remain in full force and effect as if this Agreement had been executed without the inclusion of said provision.

(i)            Interpretation. If any claim is made by any party hereto relating to any conflict, omission, or ambiguity of this Agreement, no presumption or burden of proof or persuasion shall be implied by reason of the fact that this Agreement was prepared by or at the request of any particular party hereto or such party’s counsel. Executive acknowledges that he has been represented by counsel of his choice throughout the negotiation and drafting of this Agreement.

(j)            Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

In Witness Whereof, the parties hereto have executed this Agreement as of December 13, 2022.

PRIVATE NATIONAL mORTGAGE ACCEPTANCE COMPANY, LLC:		PENNYMAC FINANCIAL SERVICES, INC.:

By:	/s/ Derek W. Stark	By:	/s/ Farhad Nanji

Name:	Derek W. Stark	Name:	Farhad Nanji
Title:	Senior Managing Director, Chief Legal Officer and Secretary	Title:	Chairman of the Compensation Committee

EXECUTIVE:

/s/ David A. Spector
David A. Spector

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